JORDENBURT
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                             FORM OF OPINION LETTER




Maxim Series Fund, Inc.
8515 E. Orchard Road
Greenwood Village, Colorado 80111

Ladies and Gentlemen:

     You have requested our opinion as to the Federal income tax consequences of the proposed acquisition of all of the assets of the Maxim U.S. Government Securities Portfolio by the Maxim U.S. Government Mortgage Securities Portfolio (the "Reorganization").

DEFINED TERMS

     Acquired Portfolio. Hereinafter, the Maxim U.S. Government Securities Portfolio is referred to as the "Acquired Portfolio."

     Acquiring Portfolios. Hereinafter, the Maxim U.S. Government Mortgage Securities Portfolio is referred to as the "Acquiring Portfolio."

BACKGROUND

         The transaction will take place pursuant to an Agreement and Plan of Reorganization dated ___________ (the "Plan") adopted on behalf of the Acquired Portfolio and the Acquiring Portfolios by Maxim Series Fund, Inc. ("Maxim"). Maxim is a Maryland corporation organized as a Series company and is registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end management investment company. Both the Acquired Portfolio and the Acquiring Portfolio are treated as corporations for federal income tax purposes. This opinion is being delivered pursuant to Section 8(e) of the Plan. Where relevant, capitalized terms not otherwise defined herein have the meanings they have for the purposes of the Plan.

         We have examined and are familiar with such documents, records and other instruments relating to the Reorganization and the parties thereto as we have deemed appropriate for purposes of this opinion letter, including the Plan and the Registration Statement filed on ___________, with the Securities and Exchange Commission under the Securities Act of 1933 on Form N-14, relating to the Reorganization (the "Registration Statement") and the Prospectus/Proxy Statement filed on __________ with the Securities and Exchange Commission.

         In rendering this opinion, we have assumed that the Reorganization will be carried out pursuant to the terms of the Plan, that factual statements and information contained in the Registration Statement, and other documents, records and instruments supplied to us are correct and that there will be no material change with respect to such facts or information prior to the time of the Reorganization. In rendering this opinion, we have also relied upon the representations contained in the Officer's Certificate (the "Certificate") provided to us by Maxim.

         If the Reorganization is effected on a factual basis different from that contemplated above, any or all of the opinions expressed herein may be inapplicable. Further, our opinions are based on (i) the Internal Revenue Code of 1986, as amended (the "Code"), (ii) Treasury Regulations, (iii) judicial precedents and (iv) administrative interpretations (including the current ruling practice of the Internal Revenue Service ("IRS")) as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the laws or regulations, any or all of the individual opinions expressed herein may become inapplicable.

         This opinion is intended solely for delivery to Maxim and their applicable shareholders. Only Maxim, the Acquired Portfolio, the Acquiring Portfolio, and their applicable shareholders may rely on this opinion. We specifically disclaim any obligation to update or supplement this opinion to reflect any change in the law or IRS position with respect to the issues addressed herein.

ASSUMPTIONS

         1. Maxim is a corporation under Maryland law and is an open-end management investment company operating as a series funds under the 1940 Act.

         2. The Acquired Portfolio has been a regulated investment company ("RIC") under Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the date of the Reorganization.

         3. The Acquiring Portfolio has been a RIC within the meaning of Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a RIC for the taxable year ending on the date of the Reorganization.

         4. The Board of Directors of Maxim, on behalf of the Acquiring Portfolio, has determined, for valid business reasons, that it is advisable to combine the assets of the Acquired Portfolio into the Acquiring Portfolio and the Board of Directors has adopted the Plan, subject to, among other things, approval by the shareholders of the Acquired Portfolio.

         5. For the taxable year ending on the Closing Date, the Acquired Portfolio shall calculate, declare and pay ordinary and capital gains dividends on its shares in amounts sufficient to distribute all of its investment company taxable income and all of its capital gains to the close of business on the Closing Date. Such dividends shall be automatically reinvested in additional shares of each Acquired Portfolio.

         6. On the Closing Date, the Acquired Portfolio shall transfer all of its assets to the Acquiring Portfolio in exchange for which the Acquiring Portfolio shall simultaneously issue to the Acquired Portfolio, shares of the Acquiring Portfolio (including any fractional share rounded to the nearest one-thousandth of a share) equal in aggregate value to the net asset value of the Acquired Portfolio.

         7. Immediately following the Closing, or as soon thereafter as is conveniently practicable, the Acquired Portfolio shall distribute to each holder of its outstanding shares the number of shares of the Acquiring Portfolio (including any fractional share rounded to the nearest one-thousandth of a share) as shall have an aggregate value equal to the aggregate value of the shares of the Acquired Portfolio (including any fractional share rounded to the nearest one-thousandth of a share) which were owned by such shareholder immediately prior to the Closing Date, such values to be determined by the net asset values per share of the Acquired Portfolio and the Acquiring Portfolio on the Closing Date, in exchange for and in cancellation of the shareholder's shares of the Acquired Portfolio.

         8. The distribution to the shareholders of the Acquired Portfolio shall be accomplished by establishing an account on the share records of the Acquiring Portfolio in the name of each registered shareholder of the Acquired Portfolio, and crediting that account with a number of shares of the Acquiring Portfolio determined pursuant to the preceding paragraph. As a result of these transfers, the shareholders of the Acquired Portfolio will cease to own shares of the Acquired Portfolio and will instead own shares of the Acquiring Portfolio having an aggregate net asset value equal to all the shares of the Acquired Portfolio on the Closing Date.

         9. Following the completion of the distributions described in the preceding paragraph, and in no event later than 12 months from the date of the Plan, the Acquired Portfolio shall terminate.

         10. The only shareholders of record of the Acquired Portfolio and the Acquiring Portfolio are: (i) Great West Life & Annuity Insurance Company ("GWL&A") separate accounts, which hold such shares as underlying investments for variable annuity or variable life insurance contracts issued by GWL&A and
(ii) qualified plans. The owners of the variable annuity or variable life insurance contracts ("Contract Owners") have instructed GWL&A, pursuant to the terms of their contracts, to allocate a portion of the value of such contracts to the sub-accounts of GWL&A's separate accounts that invest in the shares of the Acquired Portfolio or the Acquiring Portfolio.

         OPINIONS

         Based on the Code, Treasury Regulations issued thereunder, IRS Rulings and the relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents, records and other instruments we have reviewed, it is our opinion that, under current Federal income tax law in effect as of this date:

         1. The Reorganization will constitute a reorganization within the meaning of section 368(a)(1) of the Code with respect to the Acquired Portfolio and the Acquiring Portfolio;

         2. No gain or loss will be recognized by the Acquired Portfolio or the Acquiring Portfolio upon the transfer of all the assets of the Acquired Portfolio to the Acquiring Portfolio solely in exchange for shares of the Acquiring Portfolio or upon the distribution of the shares of the Acquiring Portfolio to the holders of shares of the Acquired Portfolio solely in exchange for all of their shares of the Acquired Portfolio;

         3. No gain or loss will be recognized by shareholders of the Acquired Portfolio upon the exchange of shares of the Acquired Portfolio solely for shares of the Acquiring Portfolio;

         4. The holding period and tax basis of the shares of the Acquiring Portfolio received by each holder of shares of the Acquired Portfolio pursuant to the Reorganization will be the same as the holding period and tax basis of shares of the Acquired Portfolio held by the shareholder (provided the shares of the Acquired Portfolio were held as a capital asset on the date of the Reorganization) immediately prior to the Reorganization; and

         5. The holding period and tax basis of the assets of the Acquired Portfolio acquired by the Acquiring Portfolio will be the same as the holding period and tax basis of the assets of the Acquired Portfolio immediately prior to the Reorganization.

         We are not expressing an opinion as to any aspect of the Reorganization other than those opinions expressly stated above. We express our opinion herein only for the exclusive purpose of ascertaining the federal income tax consequences of the Reorganization contemplated in the Plan to the Acquired Portfolio, the Acquiring Portfolio and the shareholders of the Acquired Portfolio on the receipt of the shares of the Acquiring Portfolio in exchange for the shares of the Acquired Portfolio pursuant to the Plan. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation, other than those specifically listed above, without our prior written consent.

         As noted above, this opinion is based upon our analysis of the Code, Treasury Regulations issued thereunder, IRS Rulings and case law, which we deem relevant as of the date hereof. No assurances can be given that there will not be a change in the existing law or that the IRS will not alter its present views, either prospectively or retroactively, or adopt new views with regard to any of the matters upon which we are rendering this opinion. Further, this opinion is not binding on the IRS or any court that could ultimately determine the taxation of the items referred to herein, nor can any assurances be given that the IRS will not audit or question the treatment accorded to the Reorganization on the Federal income tax returns of Maxim or the respective shareholders.

         To ensure compliance with Internal Revenue Service Circular 230, we inform you that any U.S. federal tax advice contained in this communication is not intended or written to be used, and cannot be used, for the purpose of (1) avoiding penalties under the Internal Revenue Code or (2) promoting, marketing or recommending to another party any tax-related matter[s] addressed herein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 and to the use of our name therein.

                                Very truly yours,


                                 Jorden Burt LLP